EXHIBIT (3).(i)(2)

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                                RDCT GROUP, INC.

     RDCT Group, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

     First: That at a meting of the Board of Directors of RDCT Group, Inc. (the "Corporation"), resolutions were adopted setting forth proposed amendments to the Certificate of Incorporation of the Corporation and to take all proper and necessary action to obtain the approval of the requisite number of shareholders of the Corporation for the amendments requiring their approval. The resolutions setting forth the proposed amendments are follows:

     "RESOLVED, THAT THE Certificate of Incorporation of the Corporation be amended by striking out Articles "FIRST" and "FOURTH" thereof and substituting, in lieu thereof, the following new Articles:

     "FIRST: The name of the Corporation is American Family Cookies, Inc.

     "FOURTH: The aggregate number of shares which this Corporation shall have the authority to issue is Sixty Million (60,000,000) shares, as follows:

     a. Common Stock. Of the total authorized capital stock, the Corporation shall have the authority to issue Fifty Million (50,000,000) shares with the par value of $.001 each, which shares shall be designated "Common Stock".

     b. Preferred Stock. Of the total authorized capital stock, the corporation shall have the authority to issue Ten Million (10,000,000) shares with the par value of one $.001 each, which shares shall be designated "Preferred Stock".

          A. Shares of Preferred Stock may be issued from time to time in one or more series, each such series to have distinctive serial designations, as shall hereafter be determined in the resolution or resolutions providing for the issuance of such Preferred Stock from time to time adopted by the Board of Directors pursuant to authority so to do which is hereby vested in the Board of Directors, which resolutions shall be filed with the Secretary of State of the State of Delaware as required by law.

          B.   Each series of Preferred Stock

               (i) may have such number of shares;

               (ii) may have such voting powers, full or limited, or may be without voting powers,

               (iii) may be subject to redemption at such time or times and at such prices;

               (iv)  may  be  entitled  to  receive   dividends  (which  may  be
               cumulative or non-



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               cumulative) at such rate or rates, on such conditions,  from such date or dates, and at such times, and payable in preference to, or in such relation to the dividends payable on any other class or classes or series of stock;

               (v) may have such rights upon the dissolution of or upon any distribution of the assets of the Corporation;

               (vi) may be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation at such price or prices or at such rates of exchange, and with such adjustments;

               (vii) may be entitled to the benefit of a sinking fund or purchase fund to be applied to the purchase or redemption of shares of such series in such amount or amounts;

               (viii) may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of this Corporation or any subsidiary, upon the issuance of any additional stock (including additional shares of such series or of any other series), and upon the payment of dividends or the making of other distributions on, and the purchase redemption or other acquisition by this Corporation or any subsidiary of any outstanding stock of this Corporation; and

               (ix) may have such other relative, participating, optional or other rights, qualifications, limitations or restrictions, all as shall be stated in said resolution or resolutions providing for the issuance of such Preferred Stock. Except where otherwise set forth in the resolution or resolutions adopted by the Board of Directors providing for the issuance of any series of Preferred Stock, the number of shares comprising such series may be increased or decreased (but not below the number of shares then outstanding) from time to time by like action of the Board of Directors.

          C. Shares of any series of Preferred Stock which have been redeemed (whether through the operation of a sinking fund or otherwise) or purchased by the Corporation, or which, if convertible or exchangeable, have been converted into or exchanged for shares of stock of any other class or classes shall have the status of authorized and unissued shares of Preferred Stock and may be reissued as a part of the series of which they were, subject to the conditions or restriction on issuance set forth in the resolution or resolutions adopted by the Board of Directors providing for the issuance of any series of Preferred stock and subject to any filing required by law.

     No holder of any of the shares of the stock of the corporation, whether now or hereafter authorized and issued shall be entitled as of right to purchase or subscribe for unissued stock of any class, or any additional shares of any class to be issued by reason of any increase of the authorized capital stock of any class of the corporation, or bonds, certificates of indebtedness, debentures, or other securities convertible into stock of any class of the corporation, or carrying any right to purchase stock of any class of the corporation, but any such unissued stock or any such additional authorized issue of any stock or of other securities convertible into stock, may be issued and disposed of pursuant to resolution of the Board of Directors to such persons, firms, corporations, or associations, and upon such terms, as may be deemed advisable by the Board of Directors in the exercise of its discretion.

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     Second:  That  thereafter,  and  pursuant  to  Section  228 of the  General
Corporation Law, a majority of the shares of common stock of the Corporation entitled to vote, by written consent, voted in favor of the amendments set forth therein.

     Third: That said amendments were duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

          In witness whereof, the Corporation has caused this certificate to be signed by its President as of the 20th day of July, 2001.

                                                         /s/  Victor Bauer
                                                         -----------------------
                                                         Victor Bauer, President

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